EXHIBIT 99.1

[LOGO OF SPECTRUM PHARMACEUTICALS]
Contact:
John McManus
Spectrum Pharmaceuticals, Inc.
(949) 788-6700, ext. 247

Spectrum Pharmaceuticals completes equity offering

IRVINE, Calif., December 19, 2002 – Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) announced today that it had raised $598,500 from three investors through the sale of 285,000 shares of common stock, at a price of $2.10 per share. The investors also received five-year warrants to purchase up to an aggregate of 65,550 shares of common stock at an exercise price of $3.10 per share.

“The completion of this equity offering further improves our financial position and provides us more resources to implement our development strategy,” stated John McManus, Vice President, Strategic Planning and Finance. “Through the funds raised in this offering and the other steps we have completed during the past three months, we are now able to move forward with our studies for Neoquin™ and elsamitrucin.”

Spectrum Pharmaceuticals’ primary focus is to develop in-licensed drugs for the treatment and supportive care of cancer patients. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. Neoquin™ is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company has also formed a joint venture to develop generic drug candidates for the U.S. market. The Company also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information visit the Company’s web site at www.spectrumpharm.com.

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s quarterly report on form 10-Q for the quarter ended September 30, 2002 and the Company’s annual report on form 10-K for the year ended December 31, 2001.

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